EMPLOYMENT AGREEMENT

                 This Agreement is made and entered into as of the 23rd day of January, 2001, by and between THE BANK OF SOUTHERN CONNECTICUT, INC., and SOUTHERN CONNECTICUT BANCORP, INC., having its principal place of business in New Haven, Connecticut (hereinafter collectively referred to as the "Employer") and JOSEPH V. CIABURRI, residing in West Haven, Connecticut (hereinafter referred to as the "Employee").

W I T N E S S E T H

                 WHEREAS, the Employee is experienced in the operation and management of a bank; and

                 WHEREAS, the Employer desires to secure the services of the Employee on the terms herein set forth; and

                 WHEREAS, the Employee is willing to enter into this Agreement on said terms;

                 NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby mutually covenant and a agree as follows:

                 1.    Employment.   The Employer agrees to employ the Employee as Chairman and Chief Executive Officer of the Employer for the Term of

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Employment as defined in Section 2, and the Employee accepts said employment and agrees to serve in such capacity upon the terms and conditions hereinafter set forth.

                 2.       Term of Employment.   The Term of Employment shall commence on the opening day of operation of the Employer as a bank and shall end five (5) years from such date; PROVIDED, HOWEVER, that the Employer shall have the right to terminate the Employee’s employment at the end of the fourth year if the Employer notifies the Employee at least six (6) months prior to the end of the fourth year of its desire to terminate. The term of Employment shall automatically be extended at the end of the initial term and each extension thereafter for an additional twelve (12) month period; provided that either party may serve written notice to the other at least six (6) months prior to the end of the initial term and each twelve (12) month extension of its desire that the period of employment not be further automatically extended, in which event there shall thereafter be no further automatic extensions. Notwithstanding the foregoing, the term of Employment shall end if sooner terminated as provided in Section 6.

                 3.       Duties of Employment. The Employee agrees that, so long as he shall be employed by the Employer, the Employee shall perform all duties assigned or delegated to him under the by laws of the Employer or from time to time by the Board of Directors of the Employer consistent with his position as Chairman of the Board and Chief Executive Officer of the Employer or as designated below, and shall be responsible for and perform all acts and services customarily

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associated with such position including the overall management of the Employer, devoting his full time, best efforts and attention to the advancement of the interests and business of the Employer. The Employee shall also serve as a Chief Executive Officer and Chairman of the Board of Southern Connecticut Bancorp, Inc., and as an Officer and Director of subsidiaries of the Employer and Southern Connecticut Bancorp, Inc. The Employee shall not be engaged in or concerned with any other duties or pursuits which are competitive or inconsistent with the interests and business of the Employer. It is understood that the Employee may have other directorships which may, from time to time, require minor portions of his time but which shall not interfere or be inconsistent with his duties hereunder; PROVIDED, HOWEVER, that each such directorship shall be subject to the approval of the Board of Directors of the Employer, which approval shall not be unreasonably withheld.

                 4.      Compensation.   During the Term of Employment, the Employer shall pay to the Employee as compensation for the services to be rendered by him hereunder the following:

                 (a)     The Employer shall pay to the Employee a base salary at the rate of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00) for each twelve (12) months of employment, or such larger sum as the Board of Directors of Employer may from time to time determine. However the base salary for each successive twelve month period shall be no less than that determined under the following subparagraph (b). Such compensation shall be payable in accordance with normal payroll practices of Employer.

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                 (b)       The base salary for each successive twelve month period shall be equal to the previous twelve month base salary adjusted to reflect the increase in the Price Index from the commencement of the previous twelve months to the commencement of each successive twelve month period. This adjustment shall be calculated by multiplying the previous twelve month base salary by a fraction, the denominator of which is the Price Index on the first day of the commencement date of the previous twelve months and the numerator of which is the Price Index on the first day of the commencement date of the successive twelve month period, with the resulting figure being the base salary during each successive twelve month period. “Price Index” as used herein shall refer to the Official Consumer Price Index, U.S. City Average, All Items, published by the Bureau of Labor Statistics, U.S. Department of Labor (1982-84 = 100). In the absence of any such Price Index, if the parties cannot otherwise agree, the matter shall be referred to arbitration, with the intention being to adjust the base salary to reflect the intention of the parties as herein stated. Notwithstanding the above the automatic increase in base salary shall be no less than Five Percent (5%) over the base salary for the previous twelve month period.

                 (c)      In addition to the base salary set forth above, the Employee shall be entitled to such merit bonuses reflecting job performance achievements, and/or such other form(s) of merit compensation, as the Board of Directors of the Employer may in its discretion determine at the end of each calendar year(s) during such Term of Employment. The Board of Directors may establish one or more

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individual or corporate goals for each such year, the achievement of which may be made a condition to the payment of such additional compensation to the Employee. Such goals shall be communicated to the Employee and shall be stated to be a condition to payment of such additional compensation.

                 (d)      At the end of each month during the term of this Agreement, the Employer shall reimburse the Employee for documented and reasonable travel and entertainment expenses, bank related education, and convention expenses incurred by Employee in the course of performing his duties for the Employer hereunder.

                 (e)     The Employer shall provide group life insurance, comprehensive health insurance and Major Medical coverage for the Employee comparable to such coverage provided for officers of the Employer generally. The Employee shall be eligible to participate in any profit sharing plan or Section 401(k) plan of the Employer in accordance with the terms thereof.

                 5.      Disability.   In the event the Employee shall during the period of this Agreement, become "totally disabled" as defined herein, the Employer shall have the right after twelve (12) continuous months of such disability to terminate the employment hereunder as of the end of said twelve-month period by written notice to the Employee. The Employee shall be entitled to receive his compensation hereinabove provided to the date of termination. The Employee shall be “totally disabled” if he is unable to engage in the functions of his employment on a substantially full-time basis by reason of any medically determinable physical or mental impairment. Any payment to

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the Employee from a disability wage insurance policy paid for by the Employer shall reduce the obligation of the Employer hereunder during the time such obligation is to be paid.

                 6.      Termination of Employment.

(a)	The Employer shall have the right to terminate this Agreement upon the occurrence of any one of the following events:

(1)	the Employee's conviction of a felony or any other crime involving the Employee's morals or honesty.

(2)	Gross malfeasance and gross negligence in the performance of the Employee's duties hereunder.

(3)	Failure of the Employee to qualify for a bond.

(4)	Death, total disability, as defined in Section 5. herein, or drug abuse or alcoholism, which prevents the Employee from performing his functions under this Agreement.

In the event of a termination under this Section 6(a), the Employee shall not be entitled to any compensation and benefits under this Agreement after such termination (except as provided in Section 5. of this Agreement) other than any benefits which have accrued and are unpaid upon the date of termination.

(b)	The Employee shall have the right during the Term of Employment, at his sole option, by thirty (30) days advance written notice to the Board of Directors of the Employer, to terminate his services hereunder upon the occurrence of any action by the Employer which:

(1)	Significantly reduces the Employee's job responsibilities; or

(2)	Requires a relocation by the Employee outside of New Haven or Fairfield Counties.

In the event the Employee’s position as Chairman of the Board and Chief Executive Officer shall end or the Employee’s responsibilities shall be significantly reduced as a result of a “Business Combination”, the Employer shall pay the Employee a lump sum payment of an amount equal to three times his current base annual compensation. Such payment shall be in addition to any compensation otherwise due the Employee under the following subparagraph (c) or any

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other provision of this Agreement. A “Business Combination” for purposes of this Agreement shall be defined as the sale by the Employer of all or substantially all of its assets, the acquisition of fifty-one percent (51%) of the Employer’s outstanding voting stock, or the merger of the Employer with another corporation as a result of which the Employer is not the surviving entity.

(c)	In the event of a termination of employment of the Employee by the Employer (including a termination under Section 6(b) above) other than a termination stated in Section 6(a), the Employee shall be entitled to his compensation benefits under Section 4(a) of this Agreement for the balance of the unexpired term of employment as such term exists immediately before such termination to be paid ratably over the balance of said term.

                 7.      Vacation.   During the Term of Employment, the Employee shall be entitled each year to a vacation of six (6) weeks, and during such time his compensation shall be paid in full. The period of vacation selected each year shall be with approval of the Employer. Vacation time which is not taken by the Employee in any year may not be accumulated or carried over from year to year. Normal bank holidays, seminars or convention attendance, teaching at banking schools or speaking engagements shall not be considered as part of the Employee’s vacation period.

                 8.       Incentive Stock Options.   Upon commencement of employment, the Employer shall provide the Employee incentive stock options (“ISO’s”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to purchase 50,000 shares of common stock in Southern Connecticut Bancorp, Inc. The ISO’s granted shall become exercisable between twelve (12) months and two (2) years after the commencement of employment and shall expire ten (10) years after the date of grant. The purchase price under each option shall be equal to the market bid price of common stock as of the end of business of the

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day the ISO is granted. The ISO’s shall provide that options on 40% of such shares or 20,000 shares are exercisable after twelve (12) months, options on 40% of such shares or 20,000 shares are exercisable after eighteen (18) months and options on 20% of such shares or 10,000 shares are exercisable after twenty-four (24) months. The number of shares subject to the ISO and the ISO price shall be adjusted for all stock splits and stock dividends. The options shall terminate upon the termination of the Employee’s employment pursuant to Section 6(a) of this Agreement; PROVIDED, HOWEVER, that such options shall not lapse due to termination due to death or total disability prior to one (1) year after such termination; and PROVIDED FURTHER, HOWEVER, the options shall terminate upon the lapse of ten (10) years from the date of grant. The Employee may receive additional ISO’s during the Term of Employment at the discretion of the Employer based upon the Employee’s performance. Such additional ISO’s shall be granted on the same terms as provided hereunder.

                 9.       Consulting.   Upon the termination of the Employee's employment except for a termination under Section 6(a) of this Agreement, the Employee shall serve as a consultant to the Employer (for purposes of this Section 9, the Employee shall be hereinafter sometimes referred to as the "Consultant") and as a member of the Board of Directors with the honorary title of "Chairman Emeritus". The Consultant shall render services on a part time basis as needed to assist and advise the Employer in management and in obtaining and retaining customers. The term of this consulting shall be for one year from the date of termination of the Consultant's employment

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unless extended as a result of the mutual agreement of the parties. The Consultant shall be paid Sixty Thousand Dollars ($60,000.00) per year during the term of his consulting and the Employer shall continue to provide the Consultant with benefits provided him as an employee under Section 4(d) and (e) of this Agreement plus the cost of the Consultant’s supplemental health care insurance not covered by Medicare.

                 10.       Notices.   All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person to the Employee or to the Secretary of the Employer, or if mailed, postage prepaid, registered or certified mail, addressed, in the case of the Employee, to his last known address as carried on the personnel records of the Employer, and, in the case of the Employer, to the corporate headquarters, attention of the Secretary, or to such other address as the party to be notified may specify by notice to the other party.

                 11.      Successors and Assigns.   The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer, including, without limitation, any corporation, individual or other person or entity which may acquire all or substantially all of the assets and business of Employer, or of any division of the Employer for which the Employee has primary management responsibility, or with or into which the Employer may be consolidated or merged or any surviving corporation in any merger involving the Employer.

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                 12.       Arbitration.   Any dispute which may arise between the parties hereto shall be submitted to binding arbitration in accordance with the Rules of the American Arbitration Association provided that any such dispute shall first be submitted to the Employer’s Board of Directors in an effort to resolve such dispute without resort to arbitration. In any dispute which is submitted to arbitration, the attorney’s fees of the prevailing party shall be paid by the other party.

                 13.      Severability.   If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.

                 14.      Construction.   This Agreement shall be construed under the laws of the State of Connecticut. Words of the masculine gender mean and include correlative words of the feminine gender. Section headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.

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                 IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by a duly authorized officer and Employee has hereunto set his hand, the day first above written.

Witnesses:	EMPLOYER:

THE BANK OF SOUTHERN CONNECTICUT, INC.

/s/ Rosemarie A. Romano	By: /s/ Elmer Laydon
ELMER LAYDON Its Vice Chariman

EMPLOYER:

SOUTHERN CONNECTICUT BANCORP, INC.

/s/ Rosemarie A. Romano	By: /s/ Elmer Laydon
ELMER LAYDON Its Vice Chariman

/s/ Rosemarie A. Romano	By: /s/ Joseph V. Ciaburri
JOSEPH V. CIABURRI

STATE OF CONNECTICUT	)
	)	ss.:
COUNTY OF NEW HAVEN	)

                 On this the 23rd day of April, 2001, before me, KIRK A. FORNES, the undersigned officer, personally appeared ELMER LAYDON, known to me (or satisfactorily proven) to be the person whose name subscribed to the within instrument and acknowledged that he executed the same for the purposes therein contained, as his free act and deed.

/s/ Kirk A. Fornes
Commissioner of the Superior Court/

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STATE OF CONNECTICUT	)
	)	ss.:
COUNTY OF NEW HAVEN	)

                 On this the 23rd day of April, 2001, before me, KIRK A. FORNES, the undersigned officer, personally appeared ELMER LAYDON, known to me (or satisfactorily proven) to be the person whose name subscribed to the within instrument and acknowledged that he executed the same for the purposes therein contained, as his free act and deed.

/s/ Kirk A. Fornes
Commissioner of the Superior Court/

STATE OF CONNECTICUT	)
	)	ss.:
COUNTY OF NEW HAVEN	)

                 On this the 23rd day of April, 2001, before me, KIRK A. FORNES, the undersigned officer, personally appeared JOSEPH V. CIABURRI, known to me (or satisfactorily proven) to be the person whose name subscribed to the within instrument and acknowledged that he executed the same for the purposes therein contained, as his free act and deed.

/s/ Kirk A. Fornes
Commissioner of the Superior Court/